Exhibit 99.1

FirstMerit Corporation, Akron, Ohio, has called for redemption and will redeem on November 14, 2003 (the “Redemption Date”), all of the outstanding shares of FirstMerit 6 1/2% Cumulative Convertible Preferred Stock (“Convertible Preferred Shares”). The redemption price will be $25.00 per Share, plus an amount equal to all accumulated, accrued and unpaid dividends through the Redemption Date (the “Redemption Price”). The Convertible Preferred Shares were issued in connection with the merger of Signal Corp with and into FirstMerit Corporation on or about February 12, 1999, in exchange for each outstanding share of Signal 6 1/2% Cumulative Convertible Preferred Stock previously issued by Signal Corp on or about June 24, 1994. FirstMerit has deposited with J.P. Morgan Chase Manhattan Bank funds equal to the aggregate Redemption Price. As an alternative to receiving the Redemption Price, a holder of Convertible Preferred Shares may exercise any unexpired conversion rights before the Redemption Date. Each Convertible Preferred Share may be converted into 2.773987 shares of FirstMerit’s common stock. In lieu of the issuance of any fractional share of FirstMerit common stock, the holder will receive the cash value thereof. No holder of Convertible Preferred Shares has any right with respect to such shares, except the right to receive the Redemption Price without interest on the Redemption Date, or to exercise any unexpired conversion right before the Redemption Date.